SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 15, 2003

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events.

A.    Funding of U.S. Pension Plans

Registrant accelerated funding to its U.S. pension plans by contributing $450 million to its plans on September 15, 2003. The contribution represents an increase of about $325 million from what was initially scheduled for 2003.

Registrant’s strong operating cash flow—$841 million for the first half of the year—and the success of its recent $3.6 billion recapitalization, which included the sale of stock and notes, provided Registrant with the financial flexibility to accelerate its pension funding. At the end of the second quarter, Registrant’s cash position was $2.3 billion.

Registrant noted that its U.S. pension plans for the most recently completed plan year are now well over 100 percent funded on a current liability basis under government funding rules.

By making this $450 million contribution, Registrant substantially reduces its cash funding requirements for its U.S. pension plans in 2004.

B.    Litigation Update

Reference is made to Note 10 “Litigation, Regulatory Matters and Other Contingencies” to the Condensed Consolidated Financial Statements contained in Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2003. There has been a development in the Berger case. On September 15, 2003, the Court of Appeals rejected RIGP’s petition for a rehearing. RIGP is evaluating its options for further appeal.

C.    Senior Notes Exchange Offer Closed

As of 5 p.m., Luxembourg Time, on September 10, 2003 (the “Euro Notes Closing Time”) and as of 5 p.m., Eastern Standard Time, on September 15, 2003 (the “Dollar Notes Closing Time”), respectively, Registrant closed its offer to exchange the outstanding €225 million (the “Euro Notes”) and $600 million (the “Dollar Notes”) aggregate principal amount of its 9 3/4 percent Senior Notes due 2009 for a like principal amount and tenor of 9 3/4 percent Senior Notes due 2009 that have been registered under the U.S. Securities Act of 1933, as amended. As of the Euro Notes Closing Time, €224,271,000 of Euro Notes had been tendered for exchange, and effective as of the Euro Notes Closing Time, additional interest ceased to accrue on all the outstanding Euro Notes, whether or not tendered for exchange, and the interest rate on the Euro Notes reverted back to the original interest rate of 9 3/4 percent. As of the Dollar Notes Closing Time, $587,130,000 of Dollar Notes had been tendered for exchange, and effective as of the Dollar Notes Closing Time, additional interest ceased to accrue on all the outstanding Dollar Notes, whether or not tendered for exchange, and the interest rate on the Dollar Notes reverted back to the original interest rate of 9 3/4 percent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/S/ MARTIN S. WAGNER

By: Martin S. Wagner Assistant Secretary

Date: September 16, 2003